     Earnings Release

JETBLUE ANNOUNCES THIRD QUARTER 2021 RESULTS
NEW YORK (October 26, 2021) - JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter of 2021:
•Reported GAAP diluted earnings per share of $0.40 in the third quarter of 2021 compared to diluted earnings per share of $0.63 in the third quarter of 2019. Adjusted loss per share was ($0.12)(1) in the third quarter of 2021 versus adjusted diluted earnings per share of $0.59(1) in the third quarter of 2019.
•GAAP pre-tax earnings of $190 million in the third quarter of 2021, compared to a pre-tax income of $254 million in the third quarter of 2019. Excluding one-time items, adjusted pre-tax loss of ($50) million(1) in the third quarter of 2021 versus adjusted pre-tax income of $239 million(1) in the third quarter of 2019.
Operational and Financial Highlights from the Third Quarter
•Capacity declined by 0.8% year over two, in-line with our planning assumption of a 1% decline, year over two.
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•Revenue declined 5.5% year over two, which is better than our planning assumption of a 6% to 9% decline year over two. This was mainly the result of continued outperformance of our Fare Options initiative, as well as an uptick in demand as we closed out the quarter.

•Operating expenses per available seat mile decreased 2.1% year over two. Operating expenses per available seat mile, excluding fuel and special items (CASM ex-fuel) (1) increased 12.7%(1) year over two, which is in-line with our planning assumption of an 11% to 13% increase year over two.

•Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Special Items (Adjusted EBITDA) in the third quarter of 2021 was $140 million(1), better than our planning assumption range of $75 to $125 million.
Balance Sheet and Liquidity
•As of September 30, 2021, JetBlue’s adjusted debt to capital was 53%(1).

•JetBlue ended the third quarter of 2021 with approximately $3.3 billion in unrestricted cash, cash equivalents, and short-term investments, or 41% of 2019 revenue. This excludes our $550 million undrawn revolving credit facility.
•JetBlue repaid $74 million in regularly scheduled debt and finance lease obligations, and prepaid the $115M CARES Act loan and $105M of bank loans.
Fuel Expense and Hedging
•The realized fuel price in the third quarter 2021 was $2.08 per gallon, a 1.2% increase versus third quarter 2019 realized fuel price of $2.06.
•As of October 26, 2021, JetBlue has not entered into forward fuel derivative contracts to hedge its fuel consumption for the third quarter of 2021. Based on the forward curve as of

October 15, 2021, JetBlue expects an average all-in price per gallon of fuel of $2.49 in the fourth quarter of 2021.
Accelerating ESG Efforts and Doubling Down On Commitments
•At JetBlue, we firmly believe that robust ESG oversight generates value for shareholders. We've been transparently reporting on key ESG topics since 2007, with annual ESG reports aligned to SASB and TCFD reporting frameworks since 2017.
•JetBlue continues to lead the industry in ESG governance, as the first U.S. airline to tie executive compensation to ESG metrics, execute a sustainability-linked loan, and operate an ESG Subcommittee of our Board of Directors
•Enabled by our recent deals with SG Preston, Neste, World Energy, and World Fuel Services, we are well ahead of pace to achieve our target of 10 percent SAF usage by 2030.
•Launched two new programs, Gateway College and Jet Ops to Support Pathway Program, aimed at investing in our crewmembers and provide better access to careers as pilots, in technical ops and support centers.

•We updated our uniform policy to be more inclusive, including changes to gendered uniforms, size options and hair-style policy.

•Following a devastating earthquake in Haiti, we transported over 14,000 pounds of supplies and over 150 volunteers from around our operation to support relief efforts.

•We distributed over 10,000 books to our communities through our JetBlue For Good program Soar with Reading.

•We logged over 6,400 hours of volunteering service during the third quarter.

The Northeast Alliance Supercharges Competition and Delivers Broader Benefits

•The Northeast Alliance has supercharged competition in the Northeast by providing more choices and better service for customers.

•Together with American, JetBlue launched 58 new routes out of the Northeast, added frequencies on more than 130 routes, and plans to expand to 18 new international destinations.

•The Northeast Alliance is estimated to generate more than $800 million in consumer benefits annually. JetBlue plans to hire 1,800 new crewmembers for the NEA – jobs that otherwise would not be created without this alliance.

Our Recovery Plan and Actions Taken to Position JetBlue for Future Success
“As we work through our annual planning process, our teams are setting solid goals for our network, commercial and cost initiatives, and capital allocation priorities. I could not be more proud of our team’s efforts, and I’m confident that we are setting JetBlue on a trajectory to restore our earnings power to beyond 2019 levels over the coming years, generating long-term value for all of our stakeholders,” said Robin Hayes, JetBlue’s Chief Executive Officer.

"We believe that demand is once again poised to re-accelerate into the peak holiday periods and beyond as people continue to adjust to a new normal. We are marching towards a full recovery and a return to sustained profitability, with margin as our ‘north star’. I am a firm believer that our unique business model – low costs, low fares, and a superior product – positions JetBlue to thrive in the years ahead.”

Revenue and Capacity
“I am very pleased with our exceptionally strong revenue performance in the third quarter. September took the brunt of the bookings softness associated with rising case counts tied to the Delta variant. That said, trends have stabilized and are improving. We expect robust revenue acceleration throughout the quarter as the holidays approach and demand continues to meaningfully improve,” said Joanna Geraghty, JetBlue’s President and Chief Operating Officer.

“For the fourth quarter, we are planning for revenue to decline between (8%) and (13%) year over two. We expect troughs to be challenging, exacerbated by a slower business travel recovery, but the holidays are performing meaningfully better, and we took tactical capacity actions to better align with the demand environment.

For the fourth quarter of 2021, our planning assumption is for capacity to decline between (4%) and (7%) year over two, given the seasonal pull-back in leisure demand and a corporate travel recovery that has been pushed back. As we move through the recovery, we’ll continue to be nimble in deploying capacity to areas of demand strength. Our network is one of our greatest assets, and we’ll continue to build relevance across our Focus Cities to serve our Customers and achieve long-term success.”

Financial Performance and Outlook
“Our third quarter revenue and Adjusted EBITDA(1) came in above the high-end of the ranges we expected in early-September. This was largely driven by stronger than expected performance of Fare Options and a mid-September pick-up in bookings, which drove a revenue result in the third quarter that we believe to be among the best in the industry,” said Ursula Hurley, JetBlue’s Chief Financial Officer.

“For the fourth quarter, we estimate our EBITDA(2) will range between negative ($50) million to positive $50 million dollars. This sequential decrease is due to the seasonal leisure demand pattern, pressure from the recent material spike in fuel prices, as well as ramp-up related labor costs.

Our teams continue to work diligently to improve our cost structure and mitigate the near-term pressures we are facing as we restore the business and invest for our long-term earnings power. We continue to expect CASM ex-Fuel to improve from a double-digit growth rate in the second half of 2021 to low-single-digit growth in 2022, versus 2019 levels.

We continue to make good progress in returning our balance sheet to investment grade credit metrics. Looking ahead, we plan to maintain a balanced approach to capital allocation to help achieve our financial targets, enabled by our relatively strong balance sheet which we believe ranks among the best in the industry.”

Earnings Call Details
JetBlue will conduct a conference call to discuss its quarterly earnings today, October 26, 2021 at 10:00 a.m. Eastern Time. A live broadcast of the conference call will also be available via the internet at http://investor.jetblue.com. The webcast replay and presentation materials will be archived on the company’s website.

For further details see the Third Quarter 2021 Earnings Presentation available via the internet at http://investor.jetblue.com.
About JetBlue
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles, Orlando and San Juan. JetBlue carries customers across the U.S., Caribbean and Latin America, and between New York and London. For more information, visit jetblue.com.
Notes
(1)Non-GAAP financial measure; Note A provides a reconciliation of non-GAAP financial measures used in this release and explains the reasons management believes that presentation of these non-GAAP financial measure provides useful information to investors regarding JetBlue's financial condition and results of operations.
(2)The Company has not reconciled its Adjusted EBITDA planning assumptions to net income because net income (loss) is not accessible on a forward-looking basis. Items that impact net income (loss) are out of the Company's control and/or cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) is not available without unreasonable effort.

Forward Looking Statements
This Earnings Release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this Earnings Release, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties, and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, the coronavirus ("COVID-19") pandemic and related variants and the outbreak of any other disease or similar public health threat that affects travel demand or behavior; restrictions on our business related to the financing we accepted under various federal government support programs such as the CARES Act, the Consolidated Appropriations Act, 2021, and the American Rescue Plan Act; our significant fixed obligations and substantial indebtedness; risk associated with execution of our strategic operating plans in the near-term and long-term; the recording of a material impairment loss of tangible or intangible assets; our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; volatility in fuel prices, maintenance costs and interest rates; our reliance on high daily aircraft utilization; our ability to implement our growth strategy; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on a limited number of suppliers, including for aircraft, aircraft engines and parts and vulnerability to delays by those suppliers; our dependence on the New York and Boston metropolitan markets and the effect of increased congestion in these markets; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches or cyber-attacks; changes in or additional domestic or foreign government regulation, including new or increased tariffs; changes in our industry due to other airlines' financial condition; acts of war or terrorism; global economic conditions or an economic downturn leading to a continuing or accelerated decrease in demand for air travel; adverse weather conditions or natural disasters; and external geopolitical events and conditions. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs, and assumptions upon which we base our expectations may change prior to the end of each quarter or year.
Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2020 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this presentation might not occur. Our forward-looking statements speak only as of the date of this presentation. Other than as required by law, we undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.
This Earnings Release also includes certain “non-GAAP financial measures” as defined under the Exchange Act and in accordance with Regulation G. We have included reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and provided in accordance with U.S. GAAP within this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Percent Change		2021		2020	Percent Change
OPERATING REVENUES
Passenger	$1,856	$445	317.3		$3,913		$2,126	84.0
Other	116	47	145.6		290		169	71.6
Total operating revenues	1,972	492	300.8		4,203		2,295	83.1

OPERATING EXPENSES
Aircraft fuel and related taxes	443	102	335.3		973		496	96.1
Salaries, wages and benefits	620	482	28.6		1,718		1,560	10.1
Landing fees and other rents	182	84	115.8		470		258	82.6
Depreciation and amortization	140	127	9.6		398		407	(2.2)
Aircraft rent	25	23	9.5		76		60	25.7
Sales and marketing	60	24	154.4		130		84	54.6
Maintenance, materials and repairs	205	111	85.5		472		344	37.5
Other operating expenses	297	167	78.1		768		560	37.1
Special items	(186)	(112)	67.1		(841)		(214)	293.8
Total operating expenses	1,786	1,008	77.1		4,164		3,555	17.1

OPERATING INCOME (LOSS)	186	(516)	(136.1)		39		(1,260)	(103.1)

Operating margin	9.4%	-104.9%	114.3	pts.	0.9%	pts.	-54.9%	55.8	pts.

OTHER INCOME (EXPENSE)
Interest expense	(42)	(56)	(25.4)		(153)		(121)	27.2
Capitalized interest	3	3	(10.7)		9		10	(8.6)
Gain on equity method investments	54	—	NM		54		—	NM
Interest income and other expenses	(11)	(9)	27.0		(49)		(10)	379.0
Total other income (expense)	4	(62)	(106.5)		(139)		(121)	14.9

INCOME (LOSS) BEFORE INCOME TAXES	190	(578)	(132.9)		(100)		(1,381)	(92.8)

Pre-tax margin	9.6%	-117.4%	127.0	pts.	-2.4%	pts.	-60.2%	57.8	pts.

Income tax expense (benefit)	60	(185)	(132.6)		(47)		(400)	(88.4)

NET INCOME (LOSS)	$130	$(393)	(133.1)		$(53)		$(981)	(94.6)

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.41	$(1.44)			$(0.17)		$(3.58)
Diluted	$0.40	$(1.44)			$(0.17)		$(3.58)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	318.0	272.4			317.3		274.3
Diluted	321.3	272.4			317.3		274.3

JETBLUE AIRWAYS CORPORATION
COMPARATIVE OPERATING STATISTICS
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021	2020	Percent Change		2021	2020	Percent Change
Revenue passengers (thousands)	9,075	2,151	321.8		21,476	10,918	96.7
Revenue passenger miles (RPMs) (millions)	12,913	2,945	338.5		29,524	14,153	108.6
Available seat miles (ASMs) (millions)	16,168	6,905	134.1		38,902	24,209	60.7
Load factor	79.9%	42.6%	37.3	pts.	75.9%	58.5%	17.4	pts.
Aircraft utilization (hours per day)	10.1	4.2	140.5		8.3	5.5	50.9

Average fare	$204.50	$206.73	(1.1)		$182.22	$194.77	(6.4)
Yield per passenger mile (cents)	14.37	15.10	(4.8)		13.26	15.02	(11.8)
Passenger revenue per ASM (cents)	11.48	6.44	78.2		10.06	8.78	14.5
Revenue per ASM (cents)	12.20	7.12	71.2		10.80	9.48	14.0
Operating expense per ASM (cents)	11.04	14.60	(24.3)		10.70	14.69	(27.1)
Operating expense per ASM, excluding fuel (cents)(1)	9.39	14.64	(35.9)		10.29	13.40	(23.2)

Departures	76,918	32,124	139.4		188,220	128,315	46.7
Average stage length (miles)	1,320	1,313	0.5		1,293	1,201	7.7
Average number of operating aircraft during period	275.9	262.9	4.9		270.4	261.3	3.5
Average fuel cost per gallon, including fuel taxes	$2.08	$1.23	69.7		$1.94	$1.60	21.3
Fuel gallons consumed (millions)	213	83	156.4		501	310	61.6
Average number of full-time equivalent crewmembers					16,088	16,004

(1) Refer to Note A at the end of our Earnings Release for more information on this non-GAAP financial measure. Operating expense per available seat mile, excluding fuel (“CASM Ex-Fuel”) excludes fuel and related taxes, other non-airline operating expenses, and special items.

JETBLUE AIRWAYS CORPORATION
SELECTED CONSOLIDATED BALANCE SHEET DATA
(in millions)

	September 30,	December 31,
	2021	2020
	(unaudited)
Cash and cash equivalents	$2,193	$1,918
Total investment securities	1,101	1,137
Total assets	14,069	13,406
Total debt	4,151	4,863
Stockholders' equity	3,949	3,951

Note A - Non-GAAP Financial Measures
JetBlue uses non-GAAP financial measures in this press release. Non-GAAP financial measures are financial measures that are derived from the consolidated financial statements, but that are not presented in accordance with generally accepted accounting principles in the United States, or GAAP. We believe these non-GAAP financial measures provide a meaningful comparison of our results to others in the airline industry and our prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP. Further, our non-GAAP information may be different from the non-GAAP information provided by other companies. The information below provides an explanation of each non-GAAP financial measure and shows a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures.

Operating expense per available seat mile, excluding fuel and related taxes, other non-airline operating expenses, and special items (“CASM Ex-Fuel”)
Operating expenses per available seat mile, or CASM, is a common metric used in the airline industry. We exclude aircraft fuel and related taxes, operating expenses related to other non-airline businesses, such as JetBlue Technology Ventures and JetBlue Travel Products, and special items from operating expenses to determine CASM ex-fuel, which is a non-GAAP financial measure.
In 2021, special items include contra-expenses recognized on the utilization of federal grants received under various payroll support programs and contra-expenses recognized on the Employee Retention Credits provided by the CARES Act.

Special items for 2019 include one-time costs related to our Embraer E190 fleet transition and the implementation of our pilots' collective bargaining agreement.

We believe that CASM ex-fuel is useful for investors because it provides investors the ability to measure financial performance excluding items beyond our control, such as fuel costs, which are subject to many economic and political factors, or not related to the generation of an available seat mile, such as operating expense related to certain non-airline businesses. We believe this non-GAAP measure is more indicative of our ability to manage airline costs and is more comparable to measures reported by other major airlines.
With respect to JetBlue’s CASM ex-fuel planning assumption, JetBlue is unable to provide a reconciliation of the non-GAAP financial measure to GAAP because the excluded items have not yet occurred and cannot be reasonably predicted. The reconciling information that is unavailable would include a forward-looking range of financial performance measures beyond our control, such as fuel costs, which are subject to many economic and political factors. Accordingly, a reconciliation to CASM is not available without unreasonable effort.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL
($ in millions, per ASM data in cents)
(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2021		2019		2021		2019
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,786	$11.04	$1,839	$11.29	$4,164	$10.70	$5,490	$11.50
Less:
Aircraft fuel and related taxes	443	2.74	471	2.89	973	2.50	1,392	2.92
Other non-airline expenses	11	0.06	10	0.07	30	0.07	32	0.07
Special items	(186)	(1.15)	—	—	(841)	(2.16)	14	0.03
Operating expenses, excluding fuel	$1,518	$9.39	$1,358	$8.33	$4,002	$10.29	$4,052	$8.48

Operating expense, income (loss) before taxes, net income (loss) and earnings (loss) per share, excluding special items and gain on equity investments
Our GAAP results in the applicable periods were impacted by credits and charges that were deemed special items.
In 2021, special items include contra-expenses recognized on the utilization of federal grants received under various payroll support programs and contra-expenses recognized on the Employee Retention Credits provided by the CARES Act.

Special items for 2019 include one-time costs related to our Embraer E190 fleet transition and the implementation of our pilots' collective bargaining agreement.
One-time gains on equity investments were also excluded from our 2021 and 2019 GAAP results.

We believe the impact of these items distort our overall trends and that our metrics are more comparable with the presentation of our results excluding the impact of these items. The table below provides a reconciliation of our GAAP reported amounts to the non-GAAP amounts excluding the impact of these items.

NON-GAAP FINANCIAL MEASURE
RECONCILIATION OF OPERATING EXPENSE, INCOME (LOSS) BEFORE TAXES, NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE EXCLUDING SPECIAL ITEMS AND GAIN ON EQUITY INVESTMENTS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2019	2021	2019
Total operating revenues	$1,972	$2,086	$4,203	$6,063

Total operating expenses	$1,786	$1,839	$4,164	$5,490
Less: Special items	(186)	—	(841)	14
Total operating expenses excluding special items	$1,972	$1,839	$5,005	$5,476

Operating income	$186	$247	$39	$573
Add back: Special items	(186)	—	(841)	14
Operating income (loss) excluding special items	$—	$247	$(802)	$587

Operating margin excluding special items	—%	11.8%	-19.1%	9.7%

Income (loss) before income taxes	$190	$254	$(100)	$548
Add back: Special items	(186)	—	(841)	14
Less: Gain on equity investments	54	15	54	15
Income (loss) before income taxes excluding special items and gain on equity investments	$(50)	$239	$(995)	$547

Pre-tax margin excluding special items and gain on equity investments	-2.6%	11.4%	(23.7)%	9.0%

Net income (loss)	$130	$187	$(53)	$408
Add back: Special items	(186)	—	(841)	14
Less: Income tax (expense) benefit related to special items	(55)	—	(250)	3
Less: Gain on equity investments	54	15	54	15
Less: Income tax (expense) related to gain on equity investments	(16)	(4)	(16)	(4)
Net income (loss) excluding special items and gain on equity investments	$(39)	$176	$(682)	$408

Earnings (Loss) Per Common Share:
Basic	$0.41	$0.63	$(0.17)	$1.36
Add back: Special items, net of tax	(0.41)	—	(1.86)	0.03
Less: Gain on equity investments, net of tax	0.12	0.04	0.12	0.04
Basic excluding special items	$(0.12)	$0.59	$(2.15)	$1.35

Diluted	$0.40	$0.63	$(0.17)	$1.35
Add back: Special items, net of tax	(0.40)	—	(1.86)	0.03
Less: Gain on equity investments, net of tax	0.12	0.04	0.12	0.03
Diluted excluding special items	$(0.12)	$0.59	$(2.15)	$1.35

Earnings before interest, taxes, depreciation, amortization, and special Items
Earnings before interest, taxes, depreciation, and amortization (EBITDA) is a non-GAAP financial measure. We believes this measure allows investors to better understand the financial performance of the company by presenting earnings from our business operations without including the effects of capital structure, tax rates, depreciation, and amortization. We further adjusted EBITDA to account for the impact of special items which are unusual or infrequent in nature.
JetBlue has not reconciled its Adjusted EBITDA planning assumptions to net income because net income (loss) is not accessible on a forward-looking basis. Items that impact net income (loss) are out of the Company's control and/or cannot be reasonably predicted. Accordingly, a reconciliation to net income (loss) is not available without unreasonable effort.

NON-GAAP FINANCIAL MEASURE
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AMORTIZATION, AND SPECIAL ITEMS
(in millions) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2019	2021	2019
Net income (loss)	$130	$187	$(53)	$408
Less:
Interest (expense)	(42)	(18)	(153)	(57)
Capitalized interest	3	4	9	10
Gain on equity investment	54	15	54	15
Interest income and other	(11)	6	(49)	7
Add back:
Income tax (benefits)	60	67	(47)	140
Depreciation and amortization	140	134	398	385
Earnings before interest, taxes, depreciation, and amortization	$326	$381	$437	$958
Add back:
Special items	(186)	—	(841)	14
Earnings before interest, taxes, depreciation, amortization, and special items	$140	$381	$(404)	$972

Adjusted debt to capitalization ratio
Adjusted debt to capitalization ratio is a non-GAAP financial metric which we believe is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes aircraft operating lease liabilities, in addition to total debt and finance leases, to present estimated financial obligations. Adjusted capitalization represents total equity plus adjusted debt.

NON-GAAP FINANCIAL MEASURE
ADJUSTED DEBT TO CAPITALIZATION RATIO
(in millions) (unaudited)

	September 30, 2021	June 30, 2021	December 31, 2019
Long-term debt and finance leases	$3,760	$3,998	$1,990
Current maturities of long-term debt and finance leases	391	432	344
Operating lease liabilities - aircraft	265	239	183
Adjusted debt	$4,416	$4,669	$2,517

Long-term debt and finance leases	$3,760	$3,998	$1,990
Current maturities of long-term debt and finance leases	391	432	344
Operating lease liabilities - aircraft	265	239	183
Stockholders' equity	3,949	3,813	4,799
Adjusted capitalization	$8,365	$8,482	$7,316

Adjusted debt to capitalization ratio	53%	55%	34%

Adjusted Net Debt
Adjusted net debt is a non-GAAP financial measure which we believe is helpful to investors in assessing our overall debt profile. We reduce our adjusted debt by cash, cash equivalents, and short-term investments resulting in adjusted net debt, to present the amount of assets needed to satisfy our debt obligations.

NON-GAAP FINANCIAL MEASURE
ADJUSTED NET DEBT
(in millions) (unaudited)

	September 30, 2021	June 30, 2021	December 31, 2019
Long-term debt and finance leases	$3,760	$3,998	$1,990
Current maturities of long-term debt and finance leases	391	432	344
Operating lease liabilities - aircraft	265	239	183
Adjusted Debt	$4,416	$4,669	$2,517

Cash and cash equivalents	$2,193	$2,409	$959
Short-term investments	1,100	1,317	369
Total Liquidity	$3,293	$3,726	$1,328

Adjusted Net Debt	$1,123	$943	$1,189

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com